Exhibit 8.1

Alston&Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

July 24, 2006

The Bank Holdings

9990 Double R Boulevard

Reno, Nevada 89521

NNB Holdings, Inc.

P.O. Box 20607

Reno, Nevada 89515

Ladies and Gentlemen:

As requested, we have prepared this opinion letter for The Bank Holdings, a corporation and registered bank holding company incorporated under the laws of Nevada (“Company”) and NNB Holdings, Inc., a corporation and registered bank holding company incorporated under the laws of Nevada (“Seller”) in connection with the proposed merger of Seller with and into Company pursuant to the terms of the Agreement to Merge and Plan of Reorganization (together with all exhibits, attachments and ancillary agreements thereto, the “Agreement), dated as of  dated as of May 17, 2006, by and among Company, Nevada Security Bank, a Nevada banking corporation, Seller,  and Northern Nevada Bank, a Nevada banking corporation. You have asked us to provide this opinion in connection with the Registration Statement on Form S-4 filed by Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the transaction (the “Registration Statement”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “THE MERGER—Material Federal Income Tax Consequences,” expresses our opinion as to the material U.S. federal income tax consequences of the merger to the shareholders of Seller.

We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “THE MERGER—Material Federal Income Tax Consequences.”  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC hereunder.

Sincerely,

/s/ L. Andrew Immerman
By: L. Andrew Immerman, Partner
Alston & Bird LLP